EXHIBIT 21.01

                         SUBSIDIARIES OF THE REGISTRANT


                  FFCA Institutional Advisors, Inc.
                  FFCA Acquisition Corporation
                  FFCA Secured Assets Corporation
                  FFCA Residual Interest Corporation